Exhibit 12.1

                               Aurora Foods Inc.
                      Ratio of Earnings to Fixed Charges
                            (dollars in thousands)


                                                      Years Ended
                                             ----------------------------
                                             December 31,    December 27,
                                                 1998            1997
                                             ------------    ------------
(Loss) income before income taxes              $(60,132)       $ 2,014
Fixed charges:
Interest expense, net                            64,493         18,242
Amortization of deferred financing expense        1,872          3,059
Interest portion of rentals                         259             83
                                               --------        -------
Earnings available for fixed charges           $  6,492        $23,398
                                               ========        =======

Fixed charges:
Interest expense, net                            64,493         18,242
Amortization of deferred financing expense        1,872          3,059
Interest portion of rentals                         259             83
                                               --------        -------
Fixed charges                                  $ 66,624        $21,384
                                               ========        =======
Ratio of earnings to fixed charges                 0.10           1.09
                                               ========        =======
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(1)  For the purpose of determining the ratio of earnings to fixed charges, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest expense (net), whether expensed or capitalized, including amortization of deferred financing expense and the portion (one-
     third) of rental expense that management believes is representative of the interest component of rent expense.

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